Exhibit 99.2

CASCADE CORPORATION, #11061865
CASCADE Q1 FY 2007 EARNINGS CALL
June 7, 2006, 2:00 PM PT
Chairperson: Robert Warren

Operator:

Good afternoon ladies and gentlemen. And welcome to the Cascade Corporation First Quarter Fiscal Year 2007 Earnings Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the * followed by the 0. And as a reminder, this conference is being recorded today, Wednesday, June 7, 2006.

I would now like to turn the conference over to Mr. Robert Warren, President and Chief Executive Officer of Cascade Corporation. Please go ahead sir.

Robert Warren:

Thank you. Good morning everyone. And welcome to today’s call. Andy Anderson, our Chief Financial Officer, Terry Cathey, our Chief Operating Officer and Joe Pointer, our Vice President of Finance are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. Cascade manufactures devices primarily for industrial trucks, most commonly called lift trucks or forklifts and to a lesser degree, construction vehicles, such as tool carriers and skid steer loaders.

Our products allow the truck to carry, position and deposit various types of loads. These products are used in nearly every industry worldwide that uses lift trucks.

One-half to two-thirds of our products are sold through retail dealers. The remainder is sold directly to global manufacturers, names such as Hyster, Toyota, Linde, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll-Rand, and Nissan.

We have about 1,900 employees operating in 25 facilities worldwide at this time.

Andy will now give you an overview of the first quarter.

Andy Anderson:

Thank you, Bob. I’d like to remind everyone that the intention of this call is to discuss matters with all shareholders that affect Cascade’s business and compliance with regulation FD. During the course of this call, we may be making forward-looking statements in compliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Participants are cautioned that forward-looking statements such as statements of the company’s anticipated revenue, earnings and cash flows are dependent on a number of factors that affect Cascade’s operating results and could cause the company’s actual future results to differ materially. Factors include, but are not limited to, general economic conditions, material costs and availability, interest rates, foreign currency fluctuations, performance of our manufacturing facilities, effectiveness of cost reduction initiatives, risks of doing business internationally, and the cyclical nature of the materials handling industry.

Cascade cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in Cascade’s reports on forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. The company disclaims any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

One final note of explanation, our fiscal year ends on January 31st. So when we refer to fiscal year 2007, we are actually referring to the year ended January 31, 2007. We just completed the first quarter of fiscal 2007.

I would like to once again mention that we are now segmenting our financial results and related comments into four geographic operating segments, North America, Europe, Asia-Pacific, excluding China, and China. Prior to our most recently completed year-end, China’s results had been included in the Asia-Pacific segment.

In reviewing our first quarter results, net income was $11 million or $0.84 per share, compared to $12.2 million or $0.95 per share for the first quarter of fiscal 2006. While this represents a 10% drop in net income, I would like to note that the first quarter of fiscal 2006 represented the highest level of net income in the history of the company.

Decline in net income was primarily due to poor operating results in Europe. I will discuss our European business and other factors in more detail as we move through the primary components of the income statement and the regional reviews.

Net income in the first quarter also included a $715,000 gain on the sale of a manufacturing facility in the Netherlands. This gain increased our earnings per share for the quarter by $0.05, which was more than offset by the additional expense resulting from an accounting change per share base compensation.

Consolidated net sales were $117.8 million in the first quarter, an increase of 3% compared to net sales of $114 million in the first quarter fiscal 2006. Adjusting for the negative impact of currency, net sales actually increased approximately 5%.

The gross margin for the first quarter was 31% versus 33% a year ago. Margins in North America and China were consistent with the prior year. And margins in Europe and Asia-Pacific decreased due primarily to higher material costs and pricing pressure in certain markets and product segments. At this time we have no indication that overall margins will change significantly over the next several quarters.

Consolidated SG&A expenses were $19.9 million in the first quarter which represents a 10% increase over the prior year. The increase excluding the affect of currency changes is due primarily to higher share base compensation costs.

As you may recall, we adopted the new accounting standard for share base compensation in the second quarter of fiscal 2006. Our prior year first quarter results did not include comparable share base compensation costs. We actually recorded income of $228,000 in the first quarter of last year under the accounting standards at that time. The net variance in year-over-year expense resulting from this accounting change is approximately $1.1 million. At this time, we have no indication that SG&A expenses will change significantly over the next several quarters.

Our effective tax rate of 35% was consistent with the prior year. The current year rate reflects additional valuation allowances for continued losses in the Netherlands and Germany, which were offset by lower foreign taxes principally related to our operations in China.

Some of you may recall that our effective tax rate for the fourth quarter last year was 21% due to the reversal of certain valuation allowances. The current quarter reflects a return to the range of what we would expect our effective tax rate to be without those unique items.

I’d now like to spend a few minutes discussing our operating results on a geographic basis. Sales in North America were up 8% over the prior year, with only 1% related to currency changes. These results reflect a strong lift truck market in the first quarter. Our gross margins in North America have remained consistent at 39% in both the current and prior year. We did implement price increases at various times during the last 9 months of fiscal 2006. The net affect of these increases has been offset by material and other cost increases.

SG&A costs in North America increased approximately 10% over the first quarter of fiscal 2006 primarily due to higher share base compensation cost.

Consolid share — pardon me. The consolidated share based compensation expense was $900,000 in the first quarter with approximately 80% of the cost related to North America. We estimate this cost to be in the range of $1 million to $1.1 million per quarter for the remainder of fiscal 2007.

Now, turning to Europe, net sales for the first quarter were down 3% after excluding the effects of currency changes. Our decline in sales reflects a loss in market share for certain products, both as a result of competitive pressures and our own rationalization of production capacity. We are taking steps to regain this lost market share through a reorganization of our existing sales staff and focused marketing efforts with certain customers.

Our growth in Europe fell short of industry growth. The industry growth was particularly strong in Eastern Europe in the Middle East, which is part of our European organization. In response, we have accelerated the expansion of our sales staff in countries such as the Czech Republic, Russia and Turkey. We believe we will see the benefits of this expansion effort towards the end of the current fiscal year.

Gross margins in Europe were 16% in the first quarter compared to 23% in the prior year.

Our manufacturing costs in Germany were much higher than expected due to manufacturing inefficiencies. This combined with lower shipment levels for certain products had a significant negative impact on Europe’s gross margins.

Another in — pardon me. Another factor impacting our margins was the continuing costs associated with integrating our attachment operations after the closure of our facility in Hoorn, The Netherlands. The closure occurred during the last half of fiscal 2006. While the direct costs of the closure were incurred during the fiscal — during fiscal 2006, we are continuing to integrate the production into other facilities in The Netherlands and Italy. We expect to see increasing benefits from this integration in the coming quarters.

The last — the last factor impacting margins has been material cost increases. As we have previously noted, we have experienced ongoing cost increases for certain steel grades, parts and components. Bob will comment later on our efforts to mitigate the effect of these increases globally.

Excluding currency changes, SG&A costs in Europe increased 13% over fiscal 2006 due primarily to higher sales and marketing costs. Our European business is still operating in a highly competitive market environment. We are currently looking at a number of significant structural and strategic remedies for this segment of our business. It is premature to discuss further details at this point. We do want to again emphasize that Europe is the largest lift truck market in the world and we are firmly committed to serving our customers, to maintaining our competitive position globally, and to achieving an acceptable level of financial return.

And now I’d like to turn to the Asia-Pacific region. As I mentioned earlier, our results and discussion of this region now exclude China. This region is primarily made up of our operations in Japan, Korea and Australia.

Sales in the region increased 7% over the first quarter of fiscal 2006. The negative impact of currency changes reduced this increase to 2% on a consolidated basis. This increase is due to generally strong economic conditions throughout the region.

Gross margins of 25% in the first quarter were down from 29% in the prior year. The decrease is primarily the result of higher material costs, which we were unable to pass on to customers in the region. We expect these lower margins to continue through the remainder of fiscal 2007.

SG&A in the Asia-Pacific region, excluding currency changes, was up 14% in the first quarter compared with the first quarter of fiscal 2006. The increase was due to higher employee costs primarily for management positions to support corporate initiatives.

In China, our net sales increased 29% in the first quarter compared to the prior year. Currency changes accounted for 3% of the increase. Our performance in China reflects the strength of the Chinese lift truck market, which had a growth of 23% in shipments for the first quarter over the prior year’s first quarter.

Gross margins of 39% were consistent with the prior year. To date, increases in material costs have been offset by additional gross profit from higher sales volumes. While the Chinese market is becoming more competitive during the last — during the last quarter, we have been — pardon me — during the last quarter we have seen a positive trend in margins for certain attachment products.

SG&A in China increased 47% in the first quarter due to increased sales and marketing costs and professional fees. This includes added resources to support the China expansion activities in Hebei and Xiamen. On a go-

forward basis we do expect expenses to remain at approximately these levels in future quarters.

Turning to the balance sheet, our cash and marketable securities were $62.2 million as of April 30, 2006, compared to $58.5 million as of January 31, 2006.

I would like to note that our accounts receivable increased over $10 million from January 31st to April 30th. This pattern is consistent with similar increases in our accounts receivable at the end of the first quarter in prior years. We historically see an increase in our quarterly sales in the first quarter as compared to the prior year fourth quarter, which contains a holiday shutdown period for most of our facilities. This in turn, results in higher accounts receivable at the end of the first quarter with our average customer payment terms of approximately 60 days. Even though we have experienced this seasonal increase in accounts receivable, we are comfortable that our current level of bad debt reserve at April 30, 2006 is sufficient.

Debt, including long-term debt and notes payable to banks was essentially unchanged from the $30 million at January 31, 2006. Capital expenditures were $3.3 million and depreciation expense was $3.5 million in the first quarter.

Those of you who have been following Cascade for many years know that since the early 1990s, we have been aggressively pursuing the recovery from our insurance companies of various expenses we have incurred for environmental remediation and related expenses. On May 7, 2006, the Oregon Court of Appeals ruled in our favor on an appeal. We estimate the ruling could result in an eventual recovery of up to $14 million plus interest, attorneys’ fees and other unreimbursed costs. The final determination of any recovery is subject to possible review by the Oregon Supreme Court, as well as other further proceedings at the trial court level. We have not recorded any amounts in our consolidated financial statements related to amounts that may be recovered pending the final court proceedings.

Now I will turn it back over to Bob for a discussion of the lift truck industry data and some other general comments.

Robert Warren:

Thank you, Andy. As we have mentioned previously, the data available regarding the lift truck industry is the only direct economic or industrial indicator we have available for the markets we serve. While the data does not correlate exactly with our business levels, it does give us some indication of short-term future trends.

North American lift truck shipments increased 6% during the first quarter of fiscal 2007. This continues a strong trend in this market from the end of the prior year. Based on the most recent data, we remain optimistic that the North American lift truck market will continue to grow at a similar rate through — through the second quarter of fiscal 2007.

Lift truck shipments in the European market were up 13% in the first quarter, a substantial increase compared to the 3% growth in the prior year. Shipments in Western Europe were up 8% and shipments in Eastern Europe were up 52% over the prior year. We believe the growth rate in the second quarter will be more modest and closer to the prior year’s growth rate.

Lift truck shipments in the Asia-Pacific region, excluding China, were up 10% in the first quarter. We expect to see growth in this region at a similar rate in the second quarter.

China’s lift truck market was up 23% in the first quarter. Based on current available data, we expect the second quarter lift truck shipments will be approximately the same as the first quarter of this year.

On a consolidated level, we remain optimistic about sales for the next quarter due to the strength in the North American, China and Asia-Pacific lift truck markets.

I would now like to comment on several additional matters. In our fourth quarter conference call, I mentioned we were committed to growing our business using our core strengths of designing, manufacturing and marketing load engagement devices for industrial vehicles. I also noted that we have identified attachments for construction vehicles as one market we were considering as a platform for future growth. At the present time, we are still evaluating this as an option and will be discussing our plans in more detail as we proceed.

One continuing factor impacting us worldwide is the increasing cost of steel and steel-based components. During fiscal 2006 we continued to see varying levels of steel cost increases in different regions of the world. This trend has continued into the current fiscal year, including other parts such as those made with aluminum. We anticipate some of these costs may reflect general inflation and also the affect of rising energy costs. We have been able to mitigate certain of these increases through pricing and cost reduction. We have also benefited from higher shipping levels of certain products which allow for better absorption of fixed cost.

We continue to monitor worldwide steel costs very closely and are actively managing our supply chain to ensure we are receiving the most competitive prices available in the world market.

Another important development in our cost containment efforts is the establishment of a corporate purchasing office based in China. This new office will be responsible for sourcing low cost materials for Cascade’s global operations.

We previously announced that we were moving forward with a — an aggressive expansion plan of our businesses in China. At the present time, our current plans are to spend up to $18 million through the expansion of our existing facilities or the construction of additional manufacturing plants. I would like to mention that those of you who have been listening to our previous calls and reading our public documents, may have noted the amount that we are planning to spend in China has fluctuated from a low of $15 million to a high of $23 million over the last year. This fluctuation is due to the continuing refinement of our plans over time and as additional opportunities either become available or are removed from consideration.

On the competitive front in Europe, Bolzoni, our largest European and worldwide competitor, recently announced plans for an initial public offering on the Milan Exchange. In conjunction with the offering, they also disclosed plans to build production capacity to enter the market for fork products in Europe and to acquire a small European attachment competitor. We are closely following these developments and are incorporating this into our strategic evaluation of alternatives for the European market.

Those of you who have worked with us in the past remember we have a longstanding policy of not making forward financial projections. This concludes our prepared remarks. We are now ready to open the call to your questions.

Operator:

Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the * followed by the 1 on your push button phone. If you would like to decline from the polling process, you may press the * followed by the 2. You will hear a three-tone prompt acknowledging your selection and your questions will be pulled in the order they are received. As a reminder, if you’re using speaker equipment, you would need to lift the handset before pressing the numbers.

Our first question comes from Joe Giamichael with Rodman & Renshaw. Please go ahead.

Joe Giamichael:	Good afternoon Bob and Andy. Congratulations on a strong quarter relative to the — coming up on your anniversary.

Robert Warren:	Thanks, Joe.

Joe Giamichael:	First question, just could you go back to the four market regions and just sort of give us an estimated total market opportunity by region, as well as what you believe your share by region to be?

Andy Anderson:

The — the share by region we estimate these — Joe, you must realize these are — are very rough numbers because there are — there’s no industry data. But the share by region we estimate at 80% in North America, 75% in — in China, that region. And 35% each in the Asia-Pacific and European regions. We estimate the total market for the products we make in the $850 to $900 million range. And if you give me just a couple of moments, I can go give you the exact — rough estimates of total market size in each one of those regions.

Joe Giamichael:

That — That’s fine. We can — can always follow-up with that later. Can you talk a little bit about Europe? The loss of shares, that’s on the fork or the attachments side and what’s the basis by which you’re losing shares? Is it price competition? And can I assume that this is Bolzoni?

Robert Warren:

Some of the price competition was actually in some of the fork product as we were readjusting some of our production. We moved and lost some OEM customers on fork business. Probably our biggest market share we have been hurt in — in the attachments side of the business was in the German market. And it was dealing with some readjustment of our support of that market. We moved out of a — a branch operation in Germany. And it was consolidating that. In Holland we lost some support into that market and lost some market share in doing so. We’re adjusting for that.

Joe Giamichael:

Just as an aside, have you done some sort of a sensitivity analysis to determine which would be potentially, I guess, more return dilutive to earnings, sort of the extended price war if the competitor, like Bolzoni in Europe, with the risk of that spilling into Asia and China? Or buying out the competitor at, I guess, a near term unfavorable price to gain capacity and pricing leverage.

Robert Warren:

Certainly we — we had done that in the past. And given the valuations that were in the market, it didn’t justify it at that time. This consolidation that’s continued with Bolzoni’s planned acquisition of one of the smaller competitors out of Germany, we’re not sure whether — how that’s going to effect the attached market. It might actually stabilize some pricing. The additional capacity that — that they’re announced building into forks, we would anticipate that that would add further pricing pressure given we feel there’s probably about a 30% over capacity already in the market. Currently, we control that capacity. So we’ve been able to mitigate some of the negative effects of that.

Joe Giamichael:

Got it. And just one last question and I’ll jump back in the queue. It seems like you — the ability to pass through any of these additional costs that you’re feeling mainly on the steel side has become limited over the last couple of quarters. Have you spoken about further price increases as you continue to struggle with these higher input costs?

Robert Warren:

We haven’t so far. We’ve been able to in the Asian and North America market. We’ve really been able to cover it. We have very aggressive cost reduction initiatives that go on in all of our facilities. We have a global purchasing initiative that’s been going on for the last 3 years that contributed tremendously to lowering our costs. We are planning on — on capitalizing on this new purchasing ops and trying to help that. And the added volume in both the Asian and the North American facilities has helped the absorption. The pricing pressure in Europe has prevented us from recapturing that. And that’s besides the more temporary production problem we had in Germany in this — the fourth quarter and this first quarter. We have not seen an opportunity to — to recapture a lot of the steel increases that really we were seeing all of last year and — and partially the year before that.

Joe Giamichael:	Got it. I’ll jump back in the queue. Congratulations on the quarter.

Andy Anderson:	Thanks, Joe.

Operator:	Thank you. Our next question comes from J.B. Groh with DA Davidson. Please go ahead.

J.B. Groh:	Hi guys.

Andy Anderson:	Hi J.B.

J.B. Groh:

I had a question on your — You mentioned the shift in production to Germany and that caused some operating inefficiencies. Is that — Was there any of that in Q4? And is that mostly a Q4 and Q1 issue? I mean, is it pretty much resolved now? How — How should we think about that?

Robert Warren:

We’re seeing — That we think we’re — we’ve gotten through some of those issues. And a lot of it had to do with how we were manning the plant and what sort of material we’d ordered into the plant. It just got out of — out of sync. We were way overstaffed at the end of the year and the first part of the quarter. And were unable to recoup with the production costs that were in that. But we — we believe we’ve gotten beyond that.

J.B. Groh:	So — So it was things like reorgs or overtime, that learning curve issues perhaps that solved themselves over — over the course of time?

Robert Warren:

Learning curve issues were definitely part of it that resulted in overstaffing as you pointed out in the fourth quarter and the first quarter of this year that they’ve since been — since been — we’ve reduced the staffing there considerably relative to the output.

J.B. Groh:	Is there any way you can quantify that in terms of how much that cost you in Europe in say Q1?

Terry Cathey:

Not — not easily. There’s actually quite a number of factors going on in the — the German factory which — which you referred to. But we also have shifted production out of that Hoorn facility at the end of the — at the end of the year into the Italian facility and into the Almere, The Netherlands facility. And while the direct cost of that are — are — have already been recorded, the indirect costs are both still with us to some degree, I think though declining.

Robert Warren:	Exactly. The same issues is beginning to curve integration issues that — indirect costs.

J.B. Groh:

Okay. And could you give us a little recap on this favorable environmental ruling? And what — those expenses were in 2000? Or when — when did the most — most of the occur in terms of what you may — may potentially recoup?

Robert Warren:	Early 90s.

J.B. Groh:	Early 90s. Okay. So it’s been a while.

Andy Anderson:

Up to — up to today. We continue to have expenses and we will going forward through 2025 or — or something like that. But, the — this is — this is for environmental expenses over a very long period of time.

J.B. Groh:	Any — any — Have you — have you summed up the legal costs over that period of time that you may also recoup? And is that included in the — That’s not included in this $14 million number.

Andy Anderson:	That’s not included in the $14 million. The total — the total judgment that we believe we’ll receive will be in the $14 to $20 million range.

J.B. Groh:	Okay. That’s great news. Hey, thank you for the clarification on the AR.

Robert Warren:	Yeah.

J.B. Groh:	Thanks guys.

Andy Anderson:	Thanks J.B.

Operator:	Thank you. And our next question comes from Frank Frank Magdlen with The Robins Group. Please go ahead.

Frank Magdlen:	Good afternoon.

Andy Anderson:	Hi Frank.

Robert Warren:	Hi Frank.

Frank Magdlen:	I had two questions. One, other accrued expenses jumped quite a bit. And I just kind of — if you have an explanation for that in your balance sheet.

Robert Warren:	Something like 13.9 to —

Andy Anderson:	Go to your next question and we’ll get back to you real quick.

Frank Magdlen:	Okay. Bob and Andy, when do you expect to have components being shipped from China for use in North America?

Robert Warren:	Frank, I’ll let Terry — Terry answer that. The Xiamen factory’s expansion and things I think is — is scheduled for completion first quarter of next year, last quarter of this year?

Terry Cathey:	Yeah. Well, we should actually start having some components available out of there by late fourth quarter, first quarter next year.

Frank Magdlen:	Fourth quarter this year, first quarter next.

Terry Cathey:	Yes.

Frank Magdlen:	I think is what I heard.

Terry Cathey:	That’s correct.

Frank Magdlen:	And you’ve talked about —

Robert Warren:

And there’s that — the two issues. One, the expansion of the — the Xiamen plant and the new fork plant in Xiamen are bringing on line new fork production, but also upgraded attachment production that is heavy on a whole new possibility for export, which we have really — that facility has been totally focused on the expansion of the Chinese market for its entire existence, and really hasn’t had excess productive capacity to ship outside of its territory. So both the purchasing office, the new plant and the expansion, the Xiamen plant offers us new opportunities for complete attachments and components to be coming out of China to help our cost efforts globally.

Frank Magdlen:	And then the $18 million that you now zeroed in on, over how many quarters is that now? I’m — I’m losing track of when you started and when you think you’re going to stop on that.

Robert Warren:	It’s — It’s ongoing probably through mid-2007, second to third quarter in 2007.

Frank Magdlen:	Okay.

Robert Warren:	I think in CapEx you — you could look at — in 2007, you’re going to be in China $9 million and $14 million in the rest of the world.

Andy Anderson:	And my apologies, Frank. I was talking about calendar 2007. From our standpoint, it’s well into fiscal 2008.

Frank Magdlen:	Okay.

Andy Anderson:	I — I use that disclaimer at the front and then I get tangled up with it.

Frank Magdlen:	Well, why don’t you straighten it out? Okay. So all we are is waiting for Joe, right?

Joe Pointer:	Yeah, Frank. The accrued expenses relate exclusively to income taxes payable —

Frank Magdlen:	Okay.

Joe Pointer:	which we make our estimated tax payments in May. So that was a payable at the end of the quarter.

Frank Magdlen:	All right. Thank you gentlemen.

Robert Warren:	Thank you Frank.

Operator:	Our next question comes from Arnold Ursaner with CJS Securities. Please go ahead.

Arnold Ursaner:	Hi. Good afternoon.

Robert Warren:	Hi Arnie.

Arnold Ursaner:

The area I’d like to focus on, if I could, is your SG&A line. It’s probably the biggest miss relative to our model. And I’m trying to understand that relative to Q4. Your Q4 SG&A was almost 20 — $21 million. 21.1. And you were able to drop it down to 19.9. If I recall, the 21.1 included about a million of stock-based comp. The 19.9, I assume includes the 1.2 million or so of 123-R. I guess I’m trying to understand how you were able on higher revenues to have that big a decline in SG&A. If you could kind of walk us through the components of that please.

Andy Anderson:	If you have another question or two, we’ll — we’ll try and go through and get you specific details on that from schedules and not memory.

Arnold Ursaner:	Okay.

Robert Warren:	And we’re referring primarily to the fourth quarter, not to the first quarter of last year.

Arnold Ursaner:

Correct. What I’m trying to get a feel for is you were running well above 19 last year, without 123-R. So I’m trying to get a little better feel for how we should think about SG&A on a go-forward basis. It’s pretty low relative on a percent of sales to where you’ve been before as well. So —

Second question I have for Bob, while you’re trying to get the answer to that one, is I think when you were discussing the market conditions for lift trucks, I’m pretty sure you indicated Eastern Europe and you expected more modest growth in Q2. Maybe you can give us a feel for what you’re thinking what more modest is. Half of that? Low single digits? What does more modest mean to you?

Robert Warren:

I haven’t heard a great deal with this — that — that robust 52% increase is going to have a hard time maintaining itself as an increase. I — I think the level it seems to be falling out. I would guess it’s going to come in probably in the mid 20s, probably. Half — half of what it — you saw from over last year.

Arnold Ursaner:	So what would that do for the total of Europe?

Robert Warren:

It’s still a — a small amount of trucks. I think in total it’s — what is it? It’s less than 7% of the total right now. And so it — it’s as a place where it’s not going to drive the whole market a tremendously amount. But it is becoming a much more significant part of it. Turkey is certainly a part of that huge growth, along with the Middle East and Russia. All have pretty much taken off this year.

Arnold Ursaner:	Okay.

Robert Warren:	So in total numbers, Arnie, it’s not going to change a great deal for right now. But it certainly shows a future direction of what’s going to drive a lot of growth in China in the lift truck market.

Arnold Ursaner:	Okay. In Asia-Pacific, I’m trying — I think again you indicated you expect similar rates of market growth in lift trucks. I think you neglected or maybe I missed it, to give us your view of North America lift truck for the balance of the year.

Andy Anderson:	Let me just correct one thing. I think what we said in China, it was expect — we expected the next quarter to be the similar to this quarter for lift truck shipments.

Arnold Ursaner:	Is that a rate of growth or similar — I guess I’m trying to say is that 23% growth what you mean when you say similar?

Andy Anderson:	No. We’re saying that the lift truck shipments in the next quarter will be — we believe to be based on current data, very similar to the lift truck shipments in this quarter.

Arnold Ursaner:	Got it.

Robert Warren:

However, the — Our sales seem to still be growing very strongly. We think there’s a change in some of the application rate of attachments on — on trucks in China that’s going on because we are outstripping the truck numbers.

Arnold Ursaner:

Okay. You mentioned the eventual recovery of anywheres — a very nice recovery, $14 to $20 million and then we have legal expenses from the environmental suit. Can you give us a feel or comment on your prioritization of the use of that cash flow given your current balance sheet strength, your current stock price? Where does that paydown share repurchase acquisitions fit into the mix for you?

Robert Warren:

Clearly with our balance sheet, that’s a very hot topic with the board. All of these are being viewed very currently and certainly that just adds to the issue of — of — current issue of how we’re going to deal with this. And certainly with the current share price, that’s one of the options.

Arnold Ursaner:	Okay. Do you have a current authorization in place?

Robert Warren:

We do. Going back, there’s very — very little of it left. It goes back a number of years. And I think there’s only about 240,000 shares still left on that. I — I would expect if the board decides to go that way, it would be renewing that at much higher levels.

Arnold Ursaner:	And the debt you have cannot be repaid without severe penalty for another year?

Robert Warren:

That’s correct. We have — we have — This year’s current portion, which will be paid in end of November, first in December. And then we have one more payment. And it — Of the seven banks, it takes a unanimous consent and a may call. So it’s — the combination is pretty onerous.

Andy Anderson:

Actually, Arnie, just in a — in a funny way, it is not advantageous to us to prepay it for another reason, through some financing arrangements that took place in the late 90s. We actually get a double dip on the interest. So the — the net value of paying it off, we’re better off not paying it off.

Arnold Ursaner:	Okay. Still waiting if you have it — your answer on kind of building out the SG&A line for not only this quarter, but perhaps some view on a go-forward basis please?

Joe Pointer:

I think on the fourth quarter to the first quarter, there are two main items. One is we have about $600,000 of closure costs related to our Hoorn facility, which was closed in the second half last year. And the other one was employee benefit costs related primarily to our Asia-Pacific and China locations that — that we recorded in the fourth quarter that really aren’t going to be recurring on an ongoing basis. So, that pretty well gets you down to the — approximately the level where we are this quarter.

Arnold Ursaner:	Right. But then we have to add on the — the 123-R. That’s what I guess I’m unclear. If you’re adding in a $1.1 million, you’re —

Andy Anderson:

But there was the 123-R actually this quarter was 900,000. Compared to a year ago, there was — we took income a year ago under the accounting then stated. So on a year-over-year basis, it’s about a 1.1 shift. I think the 123-R expense in the fourth quarter was in the $800,000 range.

Joe Pointer:	It was more.

Andy Anderson:	So — Pardon. It was actually $1 million in — in the fourth quarter. So sequentially there’s no change in 123-R. Year-over-year is the change.

Arnold Ursaner:	Okay. So the 21.1, if I X out the million of 123-R you had you’re saying in Q4, plus 900,000 of employee benefit costs, plus 600,000 of closure costs —

Joe Pointer:

No. The — The better way to get there would roughly just take 21 million and back-off 1.2 million to get to around 19.8, 19.9, somewhere around there. 600,000 of that is closure costs, 600,000 are employee benefit administrative costs in — in Asia.

Arnold Ursaner:	Right. So in your roughly $10 million or $9 — $10 million increase in revenue, you have virtually no change in your SG&A costs at all?

Andy Anderson:	That’s correct.

Joe Pointer:	Essentially any — any increase and decrease would have — would have netted.

Arnold Ursaner:

Okay. And I guess a final theoretical question or strategic question. Bolzoni doing its IPO, what — what do you — what do you think they will do being a strong republic company that hasn’t been done so far? What — what are sort of steps they probably will disclose in their prospectus? But what do you think they will do due to consolidate or take other actions in the European market?

Robert Warren:

They’re going to — They stated to plan to use some capital to go into the fork business, which we believe will add pricing structure to the European fork pricing. They’ll have very little to offer other than costs coming into that market for the first time never been — having been in it. That — We’re making aggressive plans on how we can counter that cost position. I would say on the attachment side, we don’t really have an answer yet — what their acquisition plans are for that small German attachment manufacturer. My guess is he will not be able to consolidate that to Italy without losing most of what he’s paying a very high premium for. So it could create some stability in pricing actually on the attachment side of the business.

Arnold Ursaner:

Okay. I just want to clarify one other number I think you gave just to be sure. Somewhere in there I think you said margins are not likely to change materially over the next few quarters. Was that consolidated gross margin or was that just for North America?

Andy Anderson:	Consolidated gross margin.

Arnold Ursaner:	Okay. Thank you.

Andy Anderson:

Arnie, just a — just a little bit of follow-up on that IPO in Milan, they are selling approximately 35% of their equity. A big chunk of that is going to take out a — a private equity investment by a bank. So it — they — they aren’t — most of the funds are — a fair amount of the funds are being used to take out funds for a current investor. So they’re not loading up with a — with a massive war chest of — of capital to make acquisitions.

Arnold Ursaner:	Okay. Thanks very much.

Robert Warren:	Thanks, Arnie.

Operator:	Thank you. And our next question comes from Alan Robinson with Royal Bank of Canada. Please go ahead.

Alan Robinson:

Good afternoon. Just to follow on from the consolidated gross margin question earlier. You had talked in the past about there being the likelihood of some gross margin erosion. That seems less likely now.

How — how — how do you view the trend for gross margins for the remaining three quarters of the year?

Andy Anderson:	We — we believe they’re about — what you see is — is we have no reason to believe there’s going to be a significant change in the level you’re seeing now over the next several quarters.

Alan Robinson:

Okay. Got you. And moving on to the acquisition landscape. Your — The fact that you’re still evaluating potential acquisitions there. Is that mainly a reflection of just high valuation prices out there that — that just don’t suit you? Or is it more of a reflection of just the process — the discovery process taking longer than you had anticipated?

Robert Warren:

There’s no doubt Alan that that — the valuations that are out in the market being driven by private equity are creating some very high expectations. And — and in some cases we have backed away from going further in some of the negotiations to chase some of those. We are still looking at opportunities of getting into this business seriously. But have determined we don’t want to overpay in this.

Alan Robinson:	Okay. I — Are you primarily looking at domestic opportunities or overseas also? And secondly, have you considered agricultural attachments? Is that a potential market you might look at?

Robert Warren:

Your first part of your question, we are looking domestically for entrance into this market. And secondly, we have spent a fair amount of time looking at the different segments of the attachment market, both agricultural and construction. And have determined we like the profile we see both margins and the — the OEM OED channel distribution better in the heavier construction attachment.

Alan Robinson:

Okay. And moving on to China, you talk about higher application rates for attachment products in China. Do — do you have the sense that these rates are where they should be now for the long term or is there still upside here in terms of the — the mix there?

Robert Warren:

We believe there’s still a — a good upside in that. And with — for the majority of the business for us right now deals with textiles and with pulp and paper. It’s the largest producer of pulp and paper in the — paper in the world right now. They import almost all their pulp. So the amount of attachment handling of all of the material, both finished and raw material, is handled by lift trucks. And so that’s been a high growth area for us. The whole other side of the business which would come with much higher consumer level spending in China, would drive a lot more unit load handling on the consumer side. And we haven’t even begun to see that. Now, we’re getting to see a fair amount of just the basic side shifter application, which is a higher sophistication of the original basic lift truck.

So, we’re — we’re expecting to see that continue to expand as that market grows. And they’re projecting that market now to be probably by the end of this year, to be the second largest national lift truck market in the world.

Alan Robinson:

Okay. Good stuff. And has the pick up in — Are you seeing any change in the pick up of competition from European competitors in — in China now? Any — any pricing pressure? Any change to the landscape there?

Robert Warren:

Certainly not from a — a domestic position. They’re still investing to import equipment. They are quoting more into applications which is creating some price reality in the market. You — As we’ve talked about, we’ve rationalized some of our — our margins there to a more sustainable level. But we haven’t seen a — a big push yet by our competition in to be a more significant factor in the market yet.

Alan Robinson:

Okay. And last question, just moving on to Europe, regarding your capacity utilization in Europe, is there any opportunity to provide manufacturing for complementary industries in order to improve your cost absorption there?

Robert Warren:	I don’t think we spend a lot of time reviewing that. That’s a —

Alan Anderson:

To the extent that construction agricultural equipment would be compatible in a manu — same — similar manufacturing environment, there’s the potential if we were to do something in Europe that you could do that.

Robert Warren:	We’ve — I — I think your question was would we be able to subcontract some of that —

Alan Anderson:	Right.

Robert Warren:

And it’s — it’s not something the company has ever done before. It’s not — not impossible to look at whether there was opportunity. I — Our perception is there doesn’t seem to be an undercapacity of attachment manufacturers and their production capacity right now in Europe that they would require a great deal of outside help.

Andy Anderson:

The — Alan, I think — I think the — the one you’re referring to is we perhaps weren’t clear when we made the reference to the percentages. That capacity is dominantly in the fork market. And the — the process in those factories is a high — high flow pass through forging operation that is — is very specialized to the fork product. And running almost anything else through that would be extraordinarily difficult. You — you get your — you get your costs and efficiencies through a — through that — moving that stuff through the line as quickly as possible. So I think unfortunately, it — those factories do not lend themselves to much else besides forks.

Robert Warren:	Well, that — that’s very helpful. Okay. Thank you very much.

Andy Anderson:	Thank you.

Operator:

Thank you. Ladies and gentlemen, if there’s any additional questions, please press the * followed by the 1 on your telephone keypad. And as a reminder, if you’re using speaker equipment, please lift the handset before pressing the numbers.

Our next question is a follow-up question from Joe Giamichael from Rodman & Renshaw. Please go ahead.

Joe Giamichael:

I just wanted to touch upon part of the heavy equipment question again. You had mentioned that multiples there had been rising. What have you heard regarding Paladin being shopped and sort of what impact has that had as you’re looking at I guess — I guess not considering a Paladin, but looking at sort of complementary companies?

Robert Warren:

We — we haven’t heard — Only rumors as to whether Paladin had actually — has finished the deal yet. We know that — that given when we’d last seen it, that multiples were pretty high. I — I think that will certainly set some further pressure on people’s expectations. What it means as far as — to the commercial side of business, once there’s a transaction complete, I don’t think it will be greatly different. Our understanding is that management will be remaining with Paladin. I’m sure we’ll be operating very similarly if they had been in their plan to consolidate on construction attachments.

Andy Anderson:

They are by probably a factor of 7 or 8, the largest in the business. That roll-up is the largest. There are — there are no others of that size that would be available to us. And it — the — The remaining ones that would be available to us are — are much smaller than — than Paladin.

Joe Giamichael:

If the opportunities on the acquisition front seem to be moving away from you given the relative multiples, is there a chance for you to I guess grow into this business organically and build it — build out a product portfolio on your own without doing an acquisition?

Robert Warren:

Absolutely. We would like to have a — a platform, Joe, because this is although similar in its construction and — and the processes we’ve used in the materials. The application is in dirt. And I — I’d like to remind myself of what I don’t know. And we have no experience in working in dirt. And we’d very much like to get that engineering knowledge and marketing knowledge with a partner.

Joe Giamichael:	Got it. Thank you.

Andy Anderson:	Thanks, Joe.

Operator:	And our next question is a follow-up from Arnold Ursaner with CJS Securities. Please go ahead.

Arnold Ursaner:

Yes, hi. Just a quick question. There’s a lot — Obviously, you’re not directly tied to lift fork truck shipments. But there was a heck of a lot of volatility between Q4 and Q1 in a couple of your markets. Can you give us your view of maybe what’s driving some of this? And perhaps some view about the balance of the year and what we ought to look for again. I’m thinking again, China was flat in, for example, and Q4 showed huge growth this quarter. What are your sources indicating are happening in the environment there?

Robert Warren:

As far as the China market, Arnie, it — it did take some flattening in the fourth quarter and then took off. I think the government is attempting to cool this market off. And is clearly not having a great deal of success in this first quarter. It’s still going very robustly. And — and I don’t know if that means they’re going to put further pressure on it and try to cool it off. But they’re — they’re having difficulty in slowing this down. It — It’s — It’s being used as one of the main drivers for industry for material handling. And it’s just the amount of economic growth that’s going on is I think difficult for them to slow this down.

Arnold Ursaner:

I think what I’m trying to get a feel for is again, I think in the last conference call you had indicated there was increasing competition and some items like that. And it seems surprising that it would shift that quickly in a quarter.

Andy Anderson:

And it does, Arnie. You will hear this quarter after quarter. The China market in particular is shifting — is shifting all the time. It — We were able to see some — see some activity in certain product segments of pricing that were very positive this quarter. Can we tell you next quarter that we’re not going to see some attempt at importing on a price? No. I mean, it is a volatile market. It’s a — it’s a successful market with very hard margins. But it is a — also a volatile market.

Arnold Ursaner:	Okay. Thank you.

Robert Warren:	Thanks, Arnie.

Operator:	And Mr. Warren, at this time, I’m showing that there are no further questions.

Andy Anderson:	Thank you.

Robert Warren:	Again, thank you so much for your time in participating today. We appreciate your interest in Cascade. Please don’t hesitate to call us if we can be of any assistance to you.

Operator:

Thank you. And ladies and gentlemen, this concludes the Cascade Corporation First Quarter Earnings conference call. If you would like to listen to a replay of today’s conference, you can call 1-800-405-2236 and enter the access number 11061865# in North America. International callers, please dial 303-590-3000 using the same access code, 11061865#.

Thank you for participating. And you may now disconnect.

END